Exhibit 2.1

Notice of annual general meeting

Notice is hereby given that the annual general meeting (AGM) of Harmony Gold Mining Company Limited (company) will be held on Thursday, 5 December 2013 at 11:00 (SA time) at the Hilton Hotel, 138 Rivonia Road, Sandton, Johannesburg, South Africa (see map on page 5), to conduct the business set out below and to consider and, if deemed fit, adopt, with or without modification, the ordinary and special resolutions set out in this notice.

In terms of section 59(1)(a) and (b) of the Companies Act 71 of 2008, as amended (the Act), the board of directors of the company (board) has set the record date for the purpose of determining which shareholders are entitled to:

(i)	receive notice of the AGM (being the date on which a shareholder must be registered in the company’s securities register to receive notice of the AGM) as Friday, 18 October 2013; and

(ii)	participate in and vote at the AGM (being the date on which a shareholder must be registered in the company’s securities register to participate in and vote at the AGM) as Friday, 29 November 2013.

PRESENTATION OF ANNUAL FINANCIAL STATEMENTS

The audited consolidated annual financial statements of the company and its subsidiaries, incorporating the reports of the auditors, the audit and risk committee and the directors for the year ended 30 June 2013 will be presented to the shareholders as required in terms of section 30(3)(d) of the Act.

Summarised consolidated financial statements are included in the integrated annual report on pages 89 to 116. The complete consolidated annual financial statements are available on Harmony’s website at www.harmony.co.za.

PRESENTATION OF GROUP SOCIAL AND ETHICS COMMITTEE REPORT

In accordance with regulation 43(5)(c) of the Act, the report on pages 20 to 21 of the integrated annual report will be presented to shareholders at the AGM.

RESOLUTIONS FOR CONSIDERATION AND ADOPTION

1.	ORDINARY RESOLUTION NUMBER 1:

Re-election of director

“RESOLVED THAT Joaquim Chissano, who retires by rotation at this AGM in accordance with the company’s memorandum of incorporation and who is eligible and available for re-election, be and is hereby re-elected as a director of the company.” (Joaquim Chissano’s résumé is on page 58 of the integrated annual report).

The percentage of voting rights required for ordinary resolution number 1 to be adopted: more than 50% (fifty percent) of the voting rights exercised on the resolution.

2.	ORDINARY RESOLUTION NUMBER 2:

Re-election of director

“RESOLVED THAT Cathie Markus, who retires by rotation at this AGM in accordance with the company’s memorandum of incorporation and who is eligible and available for re-election, be and is hereby re-elected as a director of the company.” (Cathie Markus’ brief résumé is on page 58 of the integrated annual report).

The percentage of voting rights required for ordinary resolution number 2 to be adopted: more than 50% (fifty percent) of the voting rights exercised on the resolution.

3.	ORDINARY RESOLUTION NUMBER 3:

Re-election of director

“RESOLVED THAT André Wilkens, who retires by rotation at this AGM in accordance with the company’s memorandum of incorporation and who is eligible and available for re-election, be and is hereby re-elected as a director of the company.” (André Wilkens’ résumé is on page 59 of the integrated annual report).

The percentage of voting rights required for ordinary resolution number 3 to be adopted: more than 50% (fifty percent) of the voting rights exercised on the resolution.

Notice of annual general meeting

4.	ORDINARY RESOLUTION NUMBER 4:

Election of director

“RESOLVED THAT Karabo Nondumo, who was appointed after the last AGM of the company, whose period of office terminates in accordance with the company’s memorandum of incorporation on the date of this AGM and who is eligible and available for election, be and is hereby elected as a director of the company.” (Karabo Nondumo’s résumé is on page 59 of the integrated annual report).

The percentage of voting rights required for ordinary resolution number 4 to be adopted: more than 50% (fifty percent) of the voting rights exercised on the resolution.

5.	ORDINARY RESOLUTION NUMBER 5:

Election of director

“RESOLVED THAT Vishnu Pillay, who was appointed after the last AGM of the company, whose period of office terminates in accordance with the company’s memorandum of incorporation on the date of this AGM and who is eligible and available for election, be and is hereby elected as a director of the company.” (Vishnu Pillay’s résumé is on page 59 of the integrated annual report.)

The percentage of voting rights required for ordinary resolution number 5 to be adopted: more than 50% (fifty percent) of the voting rights exercised on the resolution.

6.	ORDINARY RESOLUTION NUMBER 6:

Re-election of audit and risk committee member

“RESOLVED THAT John Wetton be and is hereby re-elected as a member of the company’s audit and risk committee.” (John Wetton’s résumé is on page 59 of the integrated annual report).

The percentage of voting rights required for ordinary resolution number 6 to be adopted: more than 50% (fifty percent) of the voting rights exercised on the resolution.

7.	ORDINARY RESOLUTION NUMBER 7:

Re-election of audit and risk committee member

“RESOLVED THAT Fikile De Buck be and is hereby re-elected as a member of the company’s audit and risk committee.” (Fikile De Buck’s résumé is on page 56 of the integrated annual report).

The percentage of voting rights required for ordinary resolution number 7 to be adopted: more than 50% (fifty percent) of the voting rights exercised on the resolution.

8.	ORDINARY RESOLUTION NUMBER 8:

Re-election of audit and risk committee member

“RESOLVED THAT Simo Lushaba be and is hereby re-elected as a member of the company’s audit and risk committee.” (Simo Lushaba’s résumé is on page 58 of the integrated annual report).

The percentage of voting rights required for ordinary resolution number 8 to be adopted: more than 50% (fifty percent) of the voting rights exercised on the resolution.

9.	ORDINARY RESOLUTION NUMBER 9:

Re-election of audit and risk committee member

“RESOLVED THAT Modise Motloba be and is hereby re-elected as a member of the company’s audit and risk committee.” (Modise Motloba’s résumé is on page 56 of the integrated annual report).

The percentage of voting rights required for ordinary resolution number 9 to be adopted: more than 50% (fifty percent) of the voting rights exercised on the resolution.

10.	ORDINARY RESOLUTION NUMBER 10:

Election of audit and risk committee member

“RESOLVED THAT Karabo Nondumo be and is hereby elected as a member of the company’s audit and risk committee.” (Karabo Nondumo’s résumé is on page 59 of the integrated annual report).

The percentage of voting rights required for ordinary resolution number 10 to be adopted: more than 50% (fifty percent) of the voting rights exercised on the resolution.

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Notice of annual general meeting

11.	ORDINARY RESOLUTION NUMBER 11:

Reappointment of external auditors

“RESOLVED THAT PricewaterhouseCoopers Incorporated be and is hereby reappointed as the external auditor of the company to hold office until conclusion of the next annual general meeting.”

The percentage of voting rights required for ordinary resolution number 11 to be adopted: more than 50% (fifty percent) of the voting rights exercised on the resolution.

12.	ORDINARY RESOLUTION NUMBER 12:

Approval of remuneration policy

“RESOLVED, as a non-binding advisory vote that the remuneration policy of the company, as set out on page 78 of the integrated annual report, be and is hereby approved.”

As this matter is non-binding, no minimum voting threshold is needed.

13.	SPECIAL RESOLUTION NUMBER 1:

Non-executive directors’ remuneration

“RESOLVED, as a special resolution in terms of section 66(9) of the Act, that the company be and is hereby authorised to pay the following annual remuneration to its non-executive directors for their services as directors for a period of two years from the date of this AGM or until the non-executive directors’ remuneration is amended by way of special resolution of shareholders, whichever comes first:

	Board				Audit and risk		Social and ethics		Remuneration		Nomination Investment		Technical
Financial year	Chairman	Deputy chairman	Lid*	Member	Chairman	Member	Chairman	Member	Chairman	Member	Chairman	Member	Chairman	Member
FY13** (R’000)	888.5	377	285	192	211	105.5	167	83.5	167	83.5	167	83.5	167	83.5
Two years from annual general meeting (R’000)	933	396	300	202	222	111	176	88	176	88	176	88	176	88

*	Lead independent director
**	For information purposes

Ad hoc fees: R9 030 per ad hoc meeting/attendance to company business per day

The percentage of voting rights required for special resolution number 1 to be adopted: at least 75% (seventy-five percent) of the voting rights exercised on the resolution.

14.	SPECIAL RESOLUTION NUMBER 2:

Financial assistance to related and inter-related companies

“RESOLVED, as a special resolution in terms of section 45 of the Act, that the shareholders of the company hereby approve of the company providing, at any time and from time to time during the period of two years starting on the date of this special resolution number 2, any direct or indirect financial assistance as contemplated in section 45 of the Act to any one or more related or inter-related companies or corporations of the company and/or to any one or more juristic persons who are members of, or are related to, any such related or inter-related company or corporation, provided that:

(a)	(i) the recipient or recipients of such financial assistance, and (ii) the form, nature and extent of such financial assistance, and (iii) the terms and conditions under which such financial assistance is provided, are determined by the board from time to time;

(b)	the board may not authorise the company to provide any financial assistance pursuant to this special resolution number 2 unless the board meets all those requirements of section 45 of the Act which it is required to meet to authorise the company to provide such financial assistance; and

(c)	such financial assistance to a recipient thereof is, in the opinion of the board, required for the purpose of (i) meeting all or any of such recipient’s operating expenses (including capital expenditure), and/or (ii) funding the growth, expansion, reorganisation or restructuring of the businesses or operations of such recipient, and/or (iii) funding such recipient for any other purpose which, in the opinion of the board, is directly or indirectly in the interests of the company.”

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Notice of annual general meeting

The percentage of voting rights required for special resolution number 2 to be adopted: at least 75% (seventy-five percent) of the voting rights exercised on the resolution.

Notice in terms of section 45(5) of the Act

Notice is hereby given to shareholders of the company in terms of section 45(5) of the Act of a resolution adopted by the board authorising the company to provide such direct or indirect financial assistance as specified in special resolution number 2 above:

(a)	by the time that this notice of annual general meeting is delivered to shareholders of the company, the board will have adopted a resolution (section 45 board resolution) authorising the company to provide, at any time during the period of two years beginning on the date on which special resolution number 2 is adopted, any direct or indirect financial assistance as contemplated in section 45 of the Act to any one or more related or inter-related companies or corporations of the company and/or to any one or more juristic persons who are members of, or are related to, any such related or inter-related company or corporation;

(b)	the section 45 board resolution will be effective only if and to the extent that special resolution 2 is adopted by the shareholders of the company, and the provision of any such direct or indirect financial assistance by the company, pursuant to such resolution, will always be subject to the board being satisfied that (i) immediately after providing such financial assistance, the company will satisfy the solvency and liquidity test as referred to in section 45(3)(b)(i) of the Act, and that (ii) the terms under which such financial assistance is to be given are fair and reasonable to the company as referred to in section 45(3)(b)(ii) of the Act; and

(c)	in-as-much as the section 45 board resolution contemplates that such financial assistance will in the aggregate exceed one-tenth of 1% (one percent) of the company’s net worth at the date of adopting such resolution, the company hereby provides notice of the section 45 board resolution to its shareholders. Such notice will also be provided to any trade union representing any employees of the company.

15.	SPECIAL RESOLUTION NUMBER 3:

Amendment of the company’s memorandum of incorporation

“RESOLVED, as a special resolution, that the company’s memorandum of incorporation be and is hereby amended by the addition of the following new clause 29.3:

‘29.3	Without derogating from the provisions of clauses 29.1 and 29.2 and subject to the provisions of the Act, the company hereby indemnifies the directors against all claims and/or awards which may be made against any such director, or damages, costs, losses and/or expenses which may be suffered or incurred by any such director, as the case may be, at any time, by reason of any contract entered into, or any act or omission by the director, relating to the discharge of his duties or in his capacity as a director, to the fullest extent permitted by law. For the purposes of this clause 29.3, ‘director’ shall have the meaning ascribed to that term in section 78(1)’”

The percentage of voting rights required for special resolution number 3 to be adopted: at least 75% (seventy-five percent) of the voting rights exercised on the resolution.

ELECTRONIC PARTICIPATION

Should any shareholder of the company wish to participate in the AGM by way of electronic participation, that shareholder is obliged to apply in writing (including details on how the shareholder or its representative can be contacted) to the transfer secretaries at the address set out below at least 5 (five) business days prior to the AGM. Shareholders who wish to participate in the meeting by dialling in must note that they will not be able to vote electronically. Should such shareholders wish to have their votes counted at the meeting, they are welcome to cast their votes via representation at the meeting either by proxy or by letter of representation, as provided for in this notice of AGM. The costs of accessing any means of electronic participation provided by the company will be borne by the shareholder. The company cannot be held liable for any loss, damage, penalty or claim arising in any way from using the telecommunication facility whether or not as a result of any act or omission on the part of the company or anyone else.

IDENTIFICATION, PROXIES AND VOTING

Shareholders are reminded that:

•

a shareholder eligible to attend and vote at the AGM is entitled to appoint a proxy (or proxies) to attend, participate in and vote at the meeting in place of the shareholder. Shareholders are referred to the proxy form attached to this notice in this regard;

•	a proxy need not also be a shareholder of the company; and

•

in terms of section 63(1) of the Act, any person attending or participating in a general meeting of shareholders must present reasonably satisfactory identification and the person presiding at the general meeting must be reasonably satisfied that the right of any person to participate in and vote (whether as shareholder or proxy for a shareholder) has been reasonably verified.

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Notice of annual general meeting

All beneficial owners whose shares have been dematerialised through a central securities depository participant (CSDP) or broker other than with ‘own name’ registration, must provide the CSDP or broker with their voting instructions in terms of their custody agreement should they wish to vote at the AGM. Alternatively, they may request the CSDP or broker to provide them with a letter of representation, in terms of their custody agreements, should they wish to attend the AGM.

Unless you advise your CSDP or broker, in terms of your agreement, by the cut-off time stipulated therein, that you wish to attend the AGM or send a proxy to represent you, your CSDP or broker will assume that you do not wish to attend the AGM or send a proxy.

Forms of proxy (enclosed) must be dated and signed by the shareholder appointing a proxy and must be received at the offices of the transfer secretaries, Link Market Services South Africa Proprietary Limited by no later than 11:00 (SA time) on Tuesday, 3 December 2013.

In compliance with section 58(8)(b)(i) of the Act, a summary of the rights of a shareholder to be represented by proxy is set out immediately below:

An ordinary shareholder entitled to attend and vote at the AGM may appoint any individual (or individuals) as a proxy/ies to attend, participate in and vote at the AGM in place of the shareholder. A proxy need not be a shareholder of the company.

A proxy appointment must be in writing, dated and signed by the shareholder appointing a proxy and, subject to the rights of a shareholder to revoke such appointment (as set out below), remains valid only until the end of the AGM.

A proxy may delegate its authority to act on behalf of a shareholder to another person, subject to any restrictions set out in the instrument appointing the proxy.

The appointment of a proxy is suspended at any time and to the extent that the shareholder who appointed such proxy chooses to act directly and in person in exercising any rights as a shareholder.

The appointment of a proxy is revocable by the shareholder cancelling this in writing, or making a later inconsistent appointment of a proxy, and delivering a copy of the revocation instrument to the proxy and to the company. The revocation of a proxy appointment constitutes a complete and final cancellation of the proxy’s authority to act on behalf of the shareholder as of the later of (a) the date stated in the revocation instrument, if any; and (b) the date on which the revocation instrument is delivered to the company as required in the first sentence of this paragraph.

If the instrument appointing the proxy or proxies has been delivered to the company, as long as that appointment remains in effect, any notice required by the Act or the company’s memorandum of incorporation to be delivered by the company to the shareholder, must be delivered by the company to (a) the shareholder, or (b) the proxy or proxies, if the shareholder has (i) directed the company to do so in writing; and (ii) paid any reasonable fee charged by the company for doing so.

Attention is also drawn to the notes to the form of proxy.

Completing a form of proxy does not preclude any shareholder from attending the AGM.

On a show of hands, every shareholder present in person or by proxy, and if a member is a body corporate, its representative, will have one vote and, on a poll, every shareholder present in person or by proxy and, if the person is a body corporate, its representative, will have one vote for every share held or represented by him/her.

By order of the board

Harmony Gold Mining Company Limited

R Bisschoff

Company secretary

Randfontein

25 October 2013

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Notice of annual general meeting

From OR Tambo International

•	Take the R24 JOHANNESBURG highway

•	Take the NI2/N3 NORTH highway

•	Take the MARLBORO ROAD turn off

•	At the traffic light, turn left and carry on until you see a “Shell” petrol/gas station on your left

•	Turn right into SOUTH ROAD and carry on this road until you reach a T-junction (which will bring you to RIVONIA ROAD)

•	Turn left into RIVONIA ROAD

•	You will pass the Southern Sun Grayston Hotel on your left, followed by an apartment block

•	HILTON SANDTON is directly after these two buildings, also on your left

From Pretoria

•    Take the N1 to Johannesburg, then the M1

•    Take the GRAYSTON offramp, turn right into GRAYSTON DRIVE

•    Turn left into RIVONIA ROAD (McDonalds on your right)

•    You will pass the Southern Sun Grayston Hotel on your left, followed by an apartment block

•    HILTON SANDTON is directly after these two buildings, also on your left

138 Rivonia Road • Sandton • 2146

Tel: +27 (0) 11 322 1888

ANNUAL GENERAL MEETING – EXPLANATORY NOTES

Presentation of annual financial statements

At the annual general meeting (AGM), the directors must present the annual financial statements for the year ended 30 June 2013 to shareholders as required in terms of section 30(3)(d) of the Act, together with the reports of the directors, audit and risk committee and the auditors. These are included in the integrated annual report.

Presentation of group social and ethics committee report

At the AGM, the social and ethics committee must report, through one of its members, on matters within its mandate as required in terms of Regulation 43(5)(c) of the Act.

Ordinary resolutions 1 to 3 – re-election of directors

In accordance with the company’s memorandum of incorporation, one-third of directors are required to retire at each AGM and may offer themselves for re-election.

The following directors are eligible and available for re-election:

•	J Chissano

•	C Markus

•	A Wilkens

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Notice of annual general meeting

Ordinary resolutions 4 and 5 – election of directors

In accordance with the company’s memorandum of incorporation, directors appointed since the last AGM to fill any vacancy and serve as a director of the company are required to retire at the first AGM following their appointment and may offer themselves for re-election.

The following directors are eligible and available for election:

•	K Nondumo

•	V Pillay

Ordinary resolutions 6 to 10 – election of audit and risk committee

In terms of section 94(2) of the Act, a public company must at each AGM elect an audit committee comprising at least three members who are directors and who meet the criteria of section 94(4) of the Act. Regulation 42 to the Act specifies that one third of the members of the audit committee must have appropriate academic qualifications or experience in the areas as listed in the regulation.

The board is satisfied that the proposed members of the audit and risk committee meet all relevant requirements.

Ordinary resolution 11 – reappointment of external auditors

PricewaterhouseCoopers Incorporated has indicated its willingness to continue in office and ordinary resolution 11 proposes the reappointment of that firm as the company’s auditors with effect from 1 July 2013. Section 90(3) of the Act requires the designated auditor to meet the criteria as set out in section 90(2) of the Act.

The board is satisfied that both PricewaterhouseCoopers Incorporated and the designated auditor meet all relevant requirements.

Ordinary resolution 12 – remuneration policy

The King Report on Corporate Governance for South Africa, 2009 (King III) recommends that the remuneration policy of the company be submitted to shareholders for consideration and for an advisory, non-binding vote to give shareholders an opportunity to indicate their support for or opposition to the material provisions of the remuneration strategy.

Special resolution 1 – non-executive directors’ remuneration

In terms of section 66(8) and section 66(9) of the Act, companies may pay remuneration to directors for their services as directors unless otherwise provided by the memorandum of incorporation and on approval of shareholders by way of a special resolution. Executive directors are not specifically remunerated for their services as directors but as employees of the company and, as such, the resolution as included in this notice requests approval only for the remuneration paid to non-executive directors for their service as directors of the company. The proposed fees are recommended for approval for a period of 2 (two) years from the date of this AGM or until such time as the non-executive directors’ remuneration is amended by way of special resolution of shareholders, whichever comes first.

Special resolution 2 – financial assistance to related and inter-related companies

Section 45(2) of the Act authorises the board to provide direct or indirect financial assistance to a related or inter-related company, subject to subsections (3) and (4) of section 45 of the Act and unless otherwise provided in the company’s memorandum of incorporation.

In terms of section 45(3) of the Act, a special resolution of shareholders is required in this instance. The main purpose of this special resolution is to approve granting such financial assistance.

Special resolution 3 – amendment of the company’s memorandum of incorporation

Special resolution number 3 seeks to amend the company’s memorandum of incorporation to provide for an indemnity to directors, subject to and in compliance with the provisions of the Act. The company’s memorandum of incorporation currently allows the company to indemnify directors, alternate directors, prescribed officers and members of committees. However, the indemnity will need to be effected by separate indemnity agreements with each director, alternate director, prescribed officer and committee member. To obviate the administrative process involved with entering into separate indemnity agreements, it is proposed that the indemnity instead be effected by the memorandum of incorporation.

The proposed amendments to the memorandum of incorporation have been approved by the board.

General

Shareholders and proxies attending the AGM are reminded that section 63(1) of the Act requires that reasonably satisfactory identification be presented for such shareholder or proxy to be allowed to attend or participate in the meeting.

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Form of proxy

HARMONY GOLD MINING COMPANY LIMITED

Incorporated in the Republic of South Africa

Registration number: 1950/038232/06

(Harmony or company)

JSE share code: HAR

NYSE share code: HMY

ISIN code: ZAE 000015228

TO BE COMPLETED BY CERTIFICATED SHAREHOLDERS AND DEMATERIALISED SHAREHOLDERS WITH ‘OWN NAME’ REGISTRATION ONLY

For completion by registered members of Harmony who are unable to attend the annual general meeting of the company to be held at the Hilton Hotel, 138 Rivonia Road, Sandton, Johannesburg, South Africa (see map on page 5), on Thursday, 5 December 2013 at 11:00 (SA time) or at any adjournment thereof.

I/We (please print names in full)

of (address)

being the holder/s of	shares in the company, do hereby appoint:

1	or, failing him/her

2	or, failing him/her

the chairman of the annual general meeting, as my/our proxy to attend, speak and, on a poll, vote on my/our behalf at this annual general meeting of members or at any adjournment, and to vote or abstain from voting as follows on the ordinary and special resolutions to be proposed at such meeting:

	For	Against	Abstain
1. Ordinary resolution 1: to re-elect Joaquim Chissano as a director
2. Ordinary resolution 2: to re-elect Cathie Marcus as a director
3. Ordinary resolution 3: to re-elect André Wilkens as a director
4. Ordinary resolution 4: to elect Karabo Nondumo as a director
5. Ordinary resolution 5: to elect Vishnu Pillay as a director
6. Ordinary resolution 6: to re-elect John Wetton as a member of the audit committee
7. Ordinary resolution 7: to re-elect Fikile De Buck as a member of the audit and risk committee
8. Ordinary resolution 8: to re-elect Simo Lushaba as a member of the audit and risk committee
9. Ordinary resolution 9: to re-elect Modise Motloba as a member of the audit committee
10. Ordinary resolution 10: to elect Karabo Nondumo as a member of the audit committee
11. Ordinary resolution 11: to reappoint the external auditors
12. Ordinary resolution 12: to approve the remuneration policy
13. Special resolution 1: to approve non-executive directors’ remuneration
14. Special resolution 2: financial assistance to related and inter-related companies
16. Special resolution 3: amendment of the company’s memorandum of incorporation

Please indicate with an ‘X’ in the appropriate spaces above how you wish your vote to be cast. If no indication is given, the proxy may vote or abstain as he/she sees fit.

Signed at	this	day of	2013

Signature

Assisted by me, where applicable (name and signature)

Completed forms of proxy must be lodged with Link Market Services South Africa Proprietary Limited by no later than 11:00 on Tuesday, 3 December 2013

Please read the notes and instructions on the reverse side.

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Notes

1.	A form of proxy is only to be completed by those ordinary shareholders who are:

1.1	registered holders of ordinary shares in certificated form; or

1.2	holders of dematerialised shares of the company in their own name.

2.	If you have already dematerialised your ordinary shares through a central securities depository participant (CSDP) or broker and wish to attend the annual general meeting, you must request your CSDP or broker to provide you with a letter of representation or instruct your CSDP or broker to vote by proxy on your behalf in terms of the agreement entered into between yourself and your CSDP or broker.

3.	A member may insert the name of a proxy or the names of two alternative proxies of the member’s choice in the space provided. The person whose name stands first on the form of proxy and who is present at the annual general meeting of shareholders will be entitled to act to the exclusion of those whose names follow.

4.	On a show of hands, a member of the company present in person or by proxy will have one (1) vote irrespective of the number of shares he/she holds or represents, provided that a proxy will, irrespective of the number of members he/she represents, have only one (1) vote. On a poll, a member who is present or represented by proxy will be entitled to that proportion of the total votes in the company which the aggregate amount of the nominal value of the shares held by him/her bears to the aggregate amount of the nominal value of all the shares issued by the company.

5.	A member’s instructions to the proxy must be indicated by inserting the relevant numbers of votes exercisable by the member in the appropriate box. Failure to comply will be deemed to authorise the proxy to vote or to abstain from voting at the annual general meeting as he/she deems fit in respect of all the member’s votes exercisable. A member or the proxy is not obliged to use all the votes exercisable by the member or by the proxy, but the total of votes cast and in respect of which abstention is recorded may not exceed the total of votes exercisable by the member or by the proxy.

6.	Forms of proxy (enclosed) must be dated and signed by the shareholder appointing a proxy and must be received at the offices of the transfer secretaries, Link Market Services South Africa Proprietary Limited, 13th Floor, Rennie House, 19 Ameshoff Street, Braamfontein, Johannesburg, 2001 (PO Box 4844, Johannesburg, 2000, Fax number: 086 674 2450) by no later than 11:00 (SA time) on Tuesday, 3 December 2013.

7.	Completing and lodging this form of proxy will not preclude the relevant member from attending the annual general meeting and speaking and voting in person to the exclusion of any proxy appointed in terms hereof.

8.	Documentary evidence establishing the authority of a person signing this form of proxy in a representative capacity or other legal capacity must be attached to this form of proxy, unless previously recorded by the transfer secretaries or waived by the chairman of the annual general meeting.

9.	The completion of blank spaces overleaf need not be initialled. Any alteration or correction made to this form of proxy must be initialled by the signatory/ies.

10.	Despite the aforegoing, the chairman of the annual general meeting may waive any formalities that would otherwise be a prerequisite for a valid proxy.

11.	If any shares are jointly held, all joint members must sign this form of proxy. If more than one of those members is present at the annual general meeting either in person or by proxy, the person whose name appears first in the register will be entitled to vote.

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